Exhibit 23

Baker Tilly US, LLP
101 Washington St, E
PO Box 2629
Charleston, WV 25329

T: +1 (304) 346 0441
F: +1 (304) 346 8333

bakertilly.com

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-156744, 333-178039, and 333-212234 on Form S-8, and Nos. 333-157136 and 333-172314 on Form S-3) of Energy Services of America Corporation of our report dated December 29, 2021, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2021.

Charleston, West Virginia

December 29, 2021

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.